Exhibit T3D

                                     Courts

In the Tel Aviv-Jaffa District Court                            Banky. 001994/02
                                                                S.A. 4013/03

Before Her Honour Justice Varda Elsheich    Date: 06/03/03

In the matter of:      The Companies Law, 5799-1999

                       Gilat Satellite Networks Ltd.
                                                                     The Company
Present:               Advocate Zuriel Lavi, for the Trustees
                       Advocate Zellermayer and Advocate Kleinhendler -
                         the Trustees
                       Advocate Hirschenson - for the Official Receiver
                       Advocate Danziger


                                   Transcript

Advocate Lavi: we have filed an application to approve the arrangement. The arrangement was accepted by the meeting of the Debenture Holders, with a decisive majority - more than 99% of the value of the debt, and numerically, in excess of 90%.

In addition, the three banks have approved the arrangement - subject to charges and like documentation being completed. We are at the height of the process. The principal sections of the charges have been signed. We have described in the application the process and have ultimately reached a safe haven. The intention being that the Company will be able to continue to function in the normal course of business following a fundamental rescheduling of its financial debts. We are applying for the arrangement to be approved, and in so doing it appears appropriate to terminate the activity of the Officeholders and enable the Company to act in the regular way. Subject to the arrangement being approved by the Court, the conversion process of the debentures into shares will take place and thereafter a general meeting will be convened at which a new board of directors will be elected to deal with the management of the Company.
We request that the Trustees be allowed to notify the Federal Court of the approval of the agreement by this Court, which is sufficient for the judge there. The technical act of issuing shares will take about one week to ten days, therefore the intention is to meet the time frame for 60 days, hopefully as quickly as possibly.

Advocate Danziger: I give notice that the arrangement documentation has been served by us on the Principal Shareholders (as they are termed by the Court).

Advocate Hirschenson: I congratulate the Trustees on the success of their duties and for formulating the arrangement.

                                    Decision

The application before me - 4013/03 is part of Bankruptcy File no. 1994/02, being the approval of a creditors arrangement for Gilat Satellite Networks Ltd., that has been in a stay of proceedings since October 2002.

Perhaps at the outset it would be appropriate to mention that the nature of the application is unusual to a certain degree from the standpoint of a stay of proceedings generally , but despite this, it achieved a successful conclusion.

Given the words of Advocate Lavi for the Trustees, there is nothing to prevent the approval of the creditors arrangement. It is appropriate also for this court to join in congratulating the Trustees on their speedy and efficient work.

The agreement was effectively approved once 99% of the value of the debts that were presented voted, as stated by Advocate Lavi, 90% of the "global" value.

The banks also support the arrangement and its approval, subject to certain conditions which counsel for the Trustee advised will be fulfilled.

The result of this is that the Company will again presumably be able to start anew and, following the arrangement and rescheduling that was made, be able to continue to function independently.

I naturally authorize the Trustees to turn to the U.S. Federal Court and advise it of the approval of the arrangement.

Advocate Lavi indicated - and I hope that this time schedule will be met, that in a week to 10 days the conversion of the debentures into shares will be carried out; and within no more than 60 days of today, a new board of directors will be appointed for the Company.

It has been noted that the Principal Shareholders are aware of the arrangement and have received all the documents pertaining thereto.

Subject to all the foregoing, I release the Trustees from their duties after approving the arrangement in accordance with the application before me.

Given this day, 2 Adar B, 5763 (6 March, 2003) in the presence of the parties



                                           ------------------------------
                                           Varda Elscheich, J.

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